Exhibit 99.1

Press Release
www.shire.com

Shire Announces Top-Line Results for Phase 2 Trial
of SHP607 in Extremely Premature Infants

•	Top-line SHP607 study results in extremely premature infants showed no impact on primary endpoint of reducing the severity of Retinopathy of Prematurity

•	Top-line analysis of secondary endpoints showed clinically relevant effects on severe complications related to lung and brain damage

•	These data support further development of SHP607 in preterm infants; Shire plans to meet with regulatory authorities to discuss clinical path forward for phase 3 clinical program focusing on several complications of prematurity

Lexington, Mass. – June 30, 2016 –– Shire plc (LSE: SHP, NASDAQ: SHPG) today announced that its Phase 2 study evaluating an investigational protein replacement, SHP607, did not meet its primary endpoint of reducing the severity of retinopathy of prematurity (ROP), a rare eye condition. The study, however, demonstrated clinically relevant effects in secondary endpoints related to the development of severe bronchopulmonary dysplasia (BPD), a chronic lung disease, and severe intraventricular hemorrhage (IVH), a type of brain injury, both of which have lifelong negative implications for normal development.

SHP607 is a recombinant human version of the naturally-occurring protein complex of insulin-like growth factor 1 (IGF-1) and its most abundant binding protein, IGF binding protein-3 (IGFBP-3).

The Phase 2 study included 121 extremely premature infants (born between 23 weeks and 27 weeks +6 days) randomized at birth to either SHP607 or standard neonatal care, and treated continuously until an equivalent gestational age of 30 weeks. IGF-1 is a growth factor that plays a major role in the development of the growing fetus in the uterus. It is supplied by the mother until about 30 weeks of gestation when the fetus begins producing the growth factor on its own. Levels of IGF-1 dramatically decrease in infants born extremely premature (before 28 weeks of gestation), thereby increasing the risk for complications related to the lungs, brain, eyes, and other organs.

The Phase 2 top-line data showed a 53% reduction in the incidence of severe BPD, as defined by oxygen challenge testing, in all assessed patients that received SHP607, as compared to untreated infants; and an 89% reduction in those who achieved the prespecified target drug exposure, based on serum concentrations of IGF-1, as compared to untreated infants. The data also showed a 44% reduction in the incidence of severe IVH (Grade III and IV on centrally read ultrasounds) in all assessed patients that received SHP607, as compared to untreated infants; and a 64% reduction in those who achieved the prespecified target drug exposure based on serum concentrations of IGF-1, as compared to untreated infants. The secondary endpoint of time to discharge from neonatal intensive care was not met.

Approximately 28,000 infants in the U.S. are born extremely premature – before 28 weeks of gestation. The overall death rate (16%) in the Phase 2 trial was consistent with mortality rates in this fragile population. There were more deaths in the treatment arm (20%) as compared to untreated babies (12%); however, no deaths were considered related to treatment. There were no serious adverse events related to the investigational medicinal product.

Research suggests that 60% of extremely premature infants experience one or more severe complications related to prematurity, which include: IVH (grade ≥3); BPD; or ROP. Severe complications can have life-long implications for the developing infant.

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“This is the first controlled clinical trial to confirm the crucial role of IGF-1 in maturation of extremely preterm children,” said Professor Neil Marlow of the University College London Hospitals, UK, and one of the clinical trial investigators. “The reduction in BPD and IVH, as the two most important morbidities suffered by these children, are welcoming and a first in neonatal medicine. It will be important to confirm these findings in additional clinical studies.”

Philip J. Vickers, Ph.D., Head of Research & Development, Shire, said, “Although the study did not meet its primary endpoint, we are extremely encouraged by the topline secondary endpoints related to lung and brain. For severe complications related to the lung and brain, there are no approved treatment options, and these data support our commitment to further investigate the potential systemic benefits of SHP607 in this population where the unmet patient need is substantial.”

Later this year, Shire expects to begin discussions with regulatory authorities about a phase 3 clinical program focusing on clinically relevant complications of prematurity.

About the Trial

The Phase 2 study (ROPP-2008-01) was a multicenter, randomized, controlled study that compared SHP607 to standard neonatal care in 121 premature infants born at a gestational age of between 23 weeks and 27 weeks+6 days. Infants randomized to active treatment received a standardized dosage of 250 µg/kg per day as a continuous 24-hour infusion from the day of birth (Day 0) through postmenstrual age (defined as gestational age plus time elapsed from birth) of 29 weeks + 6 days, at which point the infant’s body would begin producing enough IGF-1 to maintain sufficient levels in the blood. The target drug exposure was defined as at least 70% of measured IGF-1 levels within the normal intrauterine range and at least 70% of the intended duration of therapy based on gestational age. After the short-term treatment phase, all participants were followed to a postmenstrual age of 40 weeks ± 4 days.

For more information, visit https://clinicaltrials.gov/ct2/show/NCT01096784.

Shire is enrolling patients from the Phase 2 study into a five-year observational long-term outcomes study. More information is available at https://clinicaltrials.gov/ct2/show/NCT02386839?term=PEDAL+Shire&rank=1.

About SHP607

SHP607 is a recombinant human biologic protein complex of insulin-like growth factor-1 (IGF-1) and its principal binding protein, IGF binding protein 3 (IGFBP3) [rhIGF-1/rhIGFBP-3]. In clinical trials, this replacement protein complex was provided to extremely preterm infants through intravenous infusion, beginning within the first 24 hours of life and delivered continuously until endogenous production of IGF-1 begins naturally at approximately 30 weeks postmenstrual age.

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Ian Karp	ikarp@shire.com	+1 781 482 9018
Robert Coates	rcoates@shire.com	+44 1256 894874
Media
Gwen Fisher	gfisher@shire.com	+1 484 595 9836
Debbi Ford	debbi.ford@shire.com	+1 224 727 2079

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NOTES TO EDITORS

About Shire

Shire is the leading global biotechnology company focused on serving people with rare diseases and other highly specialized conditions. We strive to develop best-in-class products, many of which are available in more than 100 countries, across core therapeutic areas including Hematology, Immunology, Neuroscience, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; a growing franchise in Oncology; and an emerging, innovative pipeline in Ophthalmics.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com

Forward-Looking Statements

Statements included herein that are not historical facts, including without limitation statements concerning future strategy, plans, objectives, expectations and intentions, the anticipated timing of clinical trials and approvals for, and the commercial potential of, inline or pipeline products are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, the following:

•	disruption from the acquisition and integration of Baxalta Incorporated (“Baxalta”) may make it more difficult to conduct business as usual or maintain relationships with patients, physicians, employees or suppliers;

•	the company may not achieve some or all of the anticipated benefits of Baxalta’s spin-off from Baxter International, Inc. (“Baxter”) and the acquisition may have an adverse impact on Baxalta’s existing arrangements with Baxter, including those related to transition, manufacturing and supply services and tax matters;

•	the failure to achieve the strategic objectives with respect to the acquisition of Baxalta may adversely affect the company’s financial condition and results of operations;

•	products and product candidates may not achieve commercial success;

•	product sales from ADDERALL XR and INTUNIV are subject to generic competition;

•	the failure to obtain and maintain reimbursement, or an adequate level of reimbursement, by third-party payers in a timely manner for the company’s products may affect future revenues, financial condition and results of operations, particularly if there is pressure on pricing of products to treat rare diseases;

•	supply chain or manufacturing disruptions may result in declines in revenue for affected products and commercial traction from competitors; regulatory actions associated with product approvals or changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, an increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

•	the successful development of products in various stages of research and development is highly uncertain and requires significant expenditures and time, and there is no guarantee that these products will receive regulatory approval;

•	the actions of certain customers could affect the company’s ability to sell or market products profitably, and fluctuations in buying or distribution patterns by such customers can adversely affect the company’s revenues, financial condition or results of operations;

•	investigations or enforcement action by regulatory authorities or law enforcement agencies relating to the company’s activities in the highly regulated markets in which it operates may result in significant legal costs and the payment of substantial compensation or fines;

•	adverse outcomes in legal matters, tax audits and other disputes, including the company’s ability to enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on the company’s revenues, financial condition or results of operations;

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•	Shire is undergoing a corporate reorganization and was the subject of an unsuccessful acquisition proposal and the consequent uncertainty could adversely affect the company’s ability to attract and/or retain the highly skilled personnel needed to meet its strategic objectives;

•	failure to achieve the strategic objectives with respect to Shire’s acquisition of NPS Pharmaceuticals Inc. or Dyax Corp. (“Dyax”) may adversely affect the company’s financial condition and results of operations;

•	the company is dependent on information technology and its systems and infrastructure face certain risks, including from service disruptions, the loss of sensitive or confidential information, cyber-attacks and other security breaches or data leakages that could have a material adverse effect on the company’s revenues, financial condition or results of operations;

•	the company may be unable to retain and hire key personnel and/or maintain its relationships with customers, suppliers and other business partners;

•	difficulties in integrating Dyax or Baxalta into Shire may lead to the company not being able to realize the expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits at the time anticipated or at all; and

•	other risks and uncertainties detailed from time to time in Shire’s, Dyax’s or Baxalta’s filings with the Securities and Exchange Commission, including those risks outlined in “ITEM 1A: Risk Factors” in Shire’s and Baxalta’s Annual Reports on Form 10-K for the year ended December 31, 2015.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by applicable law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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